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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 PHYTERA, INC.
     INCORPORATED PURSUANT TO AN ORIGINAL CERTIFICATE OF INCORPORATION OF
      PLANT SCIENCE, INC. FILED WITH THE SECRETARY OF STATE, MAY 27, 1992
      -------------------------------------------------------------------

  The undersigned, for the purpose of further amending and restating the Restated Certificate of Incorporation, as heretofore amended, of Phytera, Inc. (the "Corporation") under the laws of the State of Delaware, hereby certifies as follows:

  FIRST.  The name of the Corporation is Phytera, Inc.

  SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

  THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  FOURTH.

                           Section 1.  CAPITAL STOCK

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Seven Million, Four Hundred Forty Six Thousand Three Hundred Eighty Two (27,446,382), consisting of Thirteen Million (13,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and Fourteen Million, Four Hundred Forty Six Thousand Three Hundred Eighty Two (14,446,382) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

                           Section 2.  COMMON STOCK

  Section 2.1.   Voting Rights.  The holders of shares of Common Stock shall be
                 -------------
entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation, subject in all cases to Sections 3.5 and
3.7 of this Article Fourth.

  Section 2.2.   Liquidation Rights.  Subject to the prior and superior right of
                 ------------------
the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock, subject to and as provided in Section
3.2 of this Article Fourth.

  Section 2.3.   Dividends.  Dividends may be paid on the Common Stock as and
                 ---------
when declared by the Board of Directors; provided, however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Preferred Stock, as provided in Section 3.6 of this Article Fourth.

                          Section 3.  PREFERRED STOCK

  Section 3.1.   Designation.  Of the 14,446,382 shares of Preferred Stock which
                 -----------
the Corporation has authority to issue, 908,602 shall be designated and known as "Series A Convertible Preferred Stock"

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("Series A Preferred"), 2,194,843 shall be designated and known as "Series B
Convertible Preferred Stock" ("Series B Preferred"), 2,194,843 shall be designated and known as "Series BB Convertible Preferred Stock" ("Series BB Preferred"), 1,239,047 shall be designated and known as "Series C Convertible Preferred Stock" ("Series C Preferred"), 1,239,047 shall be designated and known as "Series CC Convertible Preferred Stock" ("Series CC Preferred"), 2,335,000 shall be designated and known as "Series D Convertible Preferred Stock" ("Series D Preferred"), 2,335,000 shall be designated and known as "Series DD Convertible Preferred Stock" ("Series DD Preferred"), 1,000,000 shall be designated and known as "Series E Convertible Preferred Stock" ("Series E Preferred") and 1,000,000 shall be designated and known as "Series EE Convertible Preferred Stock" ("Series EE Preferred").

  Section 3.2.   Liquidation Rights.  In the event of any voluntary or
                 ------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of a share of Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the accrued but unpaid dividends on such share of Preferred Stock to and including the date full payment is so tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up, plus an amount equal to (i) One and 93/100 Dollars ($1.93) per share of Series A Preferred, (ii) Five and 50/100 Dollars ($5.50) per share of Series B Preferred or Series BB Preferred, (iii) Six and 25/100 Dollars ($6.25) per share of Series C Preferred or Series CC Preferred, (iv) Six and 50/100 Dollars ($6.50) per share of Series D Preferred or Series DD Preferred and (v) Ten Dollars ($10.00) per share of Series E Preferred or Series EE Preferred. The liquidation amounts set forth in this Section 3.2 shall also be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock.

  If the assets or surplus funds to be distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

  All of the preferential amounts to be paid to the holders of the Preferred Stock pursuant to this Section 3.2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up. After payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of the Preferred Stock and Common Stock ratably in proportion to the number of shares of Common Stock they then hold or into which their Preferred Stock is then convertible.

  A sale of all or substantially all of the assets of the Corporation or the consolidation or merger of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.2, but only if the holders of the outstanding stock of the Corporation immediately prior to the closing of such sale, merger or consolidation hold, immediately after such closing, less than a majority in interest of the issued and outstanding shares of voting securities (as measured by voting power) of the corporation purchasing all or substantially all of the Corporation's assets or of the corporation (including without limitation the Corporation) surviving or resulting from such merger or consolidation, as the case may be; provided, however, that (i) any holder of Preferred Stock may elect, by notice to the Corporation no later than 5 days before the effective date of such event, to be treated under the provisions of Section 3.3(d)(vii) in lieu of this Section 3.2 in connection with such sale, merger or consolidation and (ii) in the event the consideration payable to the Corporation or to the

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holders of its outstanding stock in connection with any such sale, merger or consolidation (the "Transaction Consideration") does not consist entirely of cash, then the Corporation may satisfy its obligations under this Section 3.2 by paying to the holders of Preferred Stock a portion of the Transaction Consideration with a fair market value equal to the amount required to be distributed pursuant to this Section 3.2. The fair market value of the Transaction Consideration shall be determined by mutual agreement of the Corporation and the holders of a majority of the outstanding shares of Preferred Stock. If the Transaction Consideration consists of more than one type of consideration, then each type of consideration shall be distributed to each holder of Preferred Stock in the same proportions as such type of consideration represents of the total Transaction Consideration.

  Section 3.3.   Conversion.  The holders of Preferred Stock shall have
                 ----------
conversion rights as follows (the "Conversion Rights"):

       (a)  Right to Convert.  Each share of Preferred Stock shall be
            ----------------
convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price for the series of Preferred Stock being converted (as defined below) by the Conversion Price (as defined below) as adjusted pursuant to this Section 3.3 and in effect at the time of conversion. The Purchase Price and the initial Conversion Price of (i) Series A Preferred shall be One and 93/100 Dollars ($1.93), (ii) Series B Preferred and Series BB Preferred shall be Five and 50/100 Dollars ($5.50), (iii) Series C Preferred and Series CC Preferred shall be Six and 25/100 Dollars ($6.25), (iv) Series D Preferred and Series DD Preferred shall be Six and 50/100 Dollars ($6.50) and
(v) Series E Preferred and Series EE Preferred shall be Ten Dollars ($10.00). Subject to Section 3.3(e) below, the Conversion Price for each series of Preferred Stock shall also be subject to further adjustment (in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible) as hereinafter provided. Each person so converting shares of Preferred Stock shall be entitled to all accrued but unpaid dividends up to the time of the conversion. Such dividends shall be calculated pursuant to Section
3.6 and shall be paid to each such person within thirty (30) days of the date of conversion. Upon the occurrence of (i) the Series E Price Adjustment Event or
(ii) each IPO Delay Event (each as defined below), the Conversion Price of the Series E Preferred and the Series EE Preferred shall be subject to adjustment as follows (in addition to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock or any other adjustment provided for herein):

          (i) If the Corporation consummates an initial public offering of its securities (an "IPO") on or before the twelve month anniversary (the "Anniversary") of the final closing of the private placement of the Series E Preferred (the "Series E Offering") but at a per share offering price to the public of less than the Guaranteed Return Amount defined below (the "Series E Price Adjustment Event"), effective immediately prior to the closing of the IPO, the Conversion Price shall be reduced so that the number of shares of Common Stock issuable upon conversion of each share of Series E Preferred or Series EE Preferred as of the closing date of such IPO shall have a value (determined by reference to the per share price paid by the public in the IPO) equal to the Guaranteed Return Amount. The "Guaranteed Return Amount" shall mean the Series E Purchase Price plus an amount equal to the product of (x) 25% of the Series E Purchase Price multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the date of the final closing of the Series E Offering up to and including the IPO closing date and the denominator of which is 365.

          (ii) If the Corporation has not consummated an IPO (x) on or before the Anniversary (the "First IPO Delay Date") but prior to the date five months following the Anniversary (the "Second IPO Delay Date"), (y) on or before the Second IPO Delay Date but prior to the date ten months following the Anniversary (the "Third IPO Delay Date"), or (z) on or before the Third IPO Delay Date

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(the failure of the Company to consummate an IPO on or prior to any IPO Delay
Date being referred to herein as an "IPO Delay Event"), the Conversion Price of the Series E Preferred and the Series EE Preferred shall be subject to adjustment as follows. On the occurrence of the First IPO Delay Date, the Conversion Price then in effect shall be adjusted to a price of $6.67. On the occurrence of the Second IPO Delay Date, the Conversion Price then in effect shall be adjusted to a price of $5.00. On the occurrence of the Third IPO Delay Date, the Conversion Price then in effect shall be adjusted to a price of $4.00. Such $6.67, $5.00 or $4.00 amount, as the case may, shall be increased or decreased as appropriate to account for any equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock. In the event that during the period from the date of issuance of the Series E Preferred Stock until the occurrence of any IPO Delay Event there has been an event resulting in an adjustment to the Conversion Price of the Series E Preferred Stock pursuant to Section 3.3(d) hereof (a "Dilutive Issuance"), on each such IPO Delay Event the Conversion Price shall be adjusted as set forth above and the impact of the Dilutive Issuance shall be redetermined in accordance with Section 3.3(d) as if the Conversion Price at the time of the Dilutive Issuance was the Conversion Price as adjusted as a result of the IPO Delay Event. Other than such redetermination, no further adjustment to the Conversion Price shall be required on account of such Dilutive Issuance. The adjustments set forth in this Section 3.3(a)(ii) shall be in addition to any other adjustment provided for herein, and in no event shall such adjustments (other than equitable adjustments) result in a Conversion Price that is higher than that that would otherwise result on each IPO Delay Event.

       (b)  Automatic Conversion.  Each share of Preferred Stock shall
            --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price upon:

          (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price of at least $9.65 per share (with such amount to be appropriately adjusted in the event of any stock dividend, stock distribution or subdivision as provided in Section 3.3(d)(vi)) and having an aggregate offering price to the public resulting in gross proceeds to the Corporation of not less than $10,000,000; or

          (ii) the written consent of holders in interest of 80% or more of the Preferred Stock then outstanding.

  The person(s) entitled to receive Common Stock issuable upon a conversion of Preferred Stock hereunder shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such offering or the receipt by the Corporation of such consent. Each person who holds of record Preferred Stock immediately prior to an automatic conversion shall be entitled to all accrued but unpaid dividends up to the time of the automatic conversion. Such dividends shall be calculated pursuant to Section 3.6 and shall be paid to all such holders within thirty (30) days of the automatic conversion.

       (c)  Mechanics of Conversion.  No fractional shares of Common Stock shall
            -----------------------
be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such

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office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

       (d)  Adjustments to Conversion Price for Diluting Issues:
            ---------------------------------------------------

          (i)    Special Definitions.  For purposes of this Section 3.3(d), the
                 -------------------
following definitions shall apply:

               (1)  "Option" shall mean rights, options or warrants to subscribe
                     ------
for, purchase or otherwise acquire either Common Stock or Convertible
Securities.

               (2)  "Original Issue Date"  shall mean May 26, 1998.
                     -------------------

               (3)  "Convertible Securities" shall mean any evidences of
                     ----------------------
indebtedness, shares (other than Common Stock, Series A Preferred, Series B Preferred, Series BB Preferred, Series C Preferred, Series CC Preferred, Series D Preferred, Series DD Preferred, Series E Preferred and Series EE Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

               (4)  "Additional Shares of Common Stock" shall mean all shares of
                     ---------------------------------
Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                    (A) upon conversion of shares of Preferred Stock or by way of dividend or distribution on shares of Series A Preferred, Series B Preferred, Series BB Preferred, Series C Preferred, Series CC Preferred, Series D Preferred, Series DD Preferred, Series E Preferred or Series EE Preferred;

                    (B) to officers, directors or employees of, or consultants to, the Corporation pursuant to action by the Board of Directors prior to the Original Issue Date, pursuant to the Corporation's Stock Option Plan in existence as of the Original Issue Date or pursuant to any other stock purchase or option plan or other employee or director stock incentive or compensation program (collectively, the "Plans") approved by a majority of the members of the Board of Directors designated by the holders of Preferred Stock;

                    (C) upon the issuance of shares of Series B Preferred to the former stockholders of Neptune Pharmaceuticals, Inc., a Delaware corporation ("Neptune"), upon the merger of Neptune with and into the Corporation; and

                    (D) upon the exercise of any warrants outstanding on the Original Issue Date.

          (ii)   No Adjustment of Conversion Price.  No adjustment in the number
                 ---------------------------------
of shares of Common Stock into which any series of Preferred Stock is convertible shall be made by adjustment in the Conversion Price of such series of Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares.

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          (iii)  Issue of Securities Deemed Issue of Additional Shares of Common
                 ---------------------------------------------------------------
Stock.
-----

               (1)  Options and Convertible Securities. In the event the
                    ----------------------------------
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3.3(d)(v)) of such Additional Shares of Common Stock would be less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                         (I)   in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                         (II)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to

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have been received by the Corporation (determined pursuant to Section 3.3(d)(v))
upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of any series of Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                    (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Preferred Stock which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this Section 3.3(d)(iii) as of the actual date of their issuance.

               (2)  Stock Dividends, Stock Distributions and Subdivisions.  In
                    -----------------------------------------------------
the event the Corporation at any time or from time to time after the Original Issue Date of any series of Preferred Stock shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Price of each series of Preferred Stock shall be adjusted in accordance with Section 3.2(d)(vi).

          (iv)   Adjustment of Conversion Price Upon Issuance of Additional
                 ----------------------------------------------------------
Shares of Common Stock.
----------------------

          Subject to the provisions of Section 3.3(e), in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, in order to increase the number of shares of Common Stock into which such series of Preferred Stock is convertible, concurrently with such issuance, the Conversion Price of such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock or Convertible Securities), plus
(B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock or Convertible Securities), plus
(B) the number of such Additional Shares of Common Stock so issued, provided that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent

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

reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

          Until shares of Series BB Preferred are issued and outstanding, the Conversion Price of Series BB Preferred shall be adjusted as and when the Conversion Price of the Series B Preferred is adjusted, regardless of the Original Issue Date of the Series BB Preferred. Until shares of Series CC Preferred are issued and outstanding, the Conversion Price of Series CC Preferred shall be adjusted as and when the Conversion Price of the Series C Preferred is adjusted. Until shares of Series DD Preferred are issued and outstanding, the Conversion Price of Series DD Preferred shall be adjusted as and when the Conversion Price of the Series D Preferred is adjusted. Until shares of Series EE Preferred are issued and outstanding, the Conversion Price of Series EE Preferred shall be adjusted as and when the Conversion Price of the Series E Preferred is adjusted.

          (v)    Determination of Consideration.  For purposes of this Section
                 ------------------------------
3.3(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1)  Cash and Property:  Such consideration shall:
                    -----------------

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

               (2)  Options and Convertible Securities.  The consideration per
                    ----------------------------------
share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi)   Adjustment for Dividends, Distributions, Subdivisions,
                 ------------------------------------------------------
Combinations or Consolidation of Common Stock.
---------------------------------------------

                    (1)  Stock Dividends, Distributions or Subdivisions.  In the
                         ----------------------------------------------
event the Corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price on each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                    (2)  Combinations or Consolidations.  In the event the
                         ------------------------------
outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (vii)  Adjustment for Merger or Reorganization.  Subject to the last
                 ---------------------------------------
sentence of this Section 3.3(d)(vii), in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible, at the option of the holder thereof in the manner described in the last sentence of this Section, into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 3.3(d)(vii), shall also be subject to the provisions of Section 3.2 above, each holder of Preferred Stock may elect to obtain the treatment of such holder's shares of Preferred Stock under this Section 3.3(d)(vii) in lieu of that described in Section 3.2, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) days before the effective date of such event.

       (e)  Mandatory Conversion of Series B Preferred, Series C Preferred,
            ---------------------------------------------------------------
Series D Preferred and Series E Preferred to New Series of Preferred Stock.
--------------------------------------------------------------------------

               (i) For purposes of this Section 3.3(e), the following definitions shall apply:

                    (A) "Pro Rata Share" shall mean that portion of a Dilutive Issuance which equals the product of (1) the ratio of (x) the number of issued and outstanding shares of Series B Preferred (or Preferred Stock issued on conversion of Series B Preferred pursuant to this Section 3.3(e)) (calculated on an as-converted basis), Series C Preferred (or Preferred Stock issued on conversion of Series C Preferred pursuant to this Section 3.3(e)) (calculated on an as-converted basis), Series D Preferred (or Preferred Stock issued on conversion of Series D Preferred pursuant to this Section 3.3(e)) (calculated on an as-converted basis) and Series E Preferred (or Preferred Stock issued on conversion of Series E Preferred pursuant to this Section 3.3(e) (calculated on an as-converted basis) held by the subject holder to (y) the total number of shares of Preferred Stock (calculated on an as-converted basis) then issued and outstanding, times (2) the lesser of $5,000,000 or the gross consideration received by the Corporation in connection with a Dilutive Issuance.

               (B) "Dilutive Issuance" shall mean the issuance of New Securities (as defined in the Investor Rights Agreement) without consideration or for a consideration per share less than the highest Conversion Price in effect immediately prior to such issuance.

               (C) "Diluted Stock" shall mean shares of Series B Preferred (or Preferred Stock issued on conversion of Series B Preferred Stock pursuant to this Section 3.3(e)), shares of Series C Preferred (or Preferred Stock issued on conversion of Series C Preferred pursuant to this Section 3.3(e)), shares of Series D Preferred (or Preferred Stock issued on conversion of Series D Preferred Stock pursuant to this Section 3.3(e)) or shares of Series E Preferred (or Preferred Stock issued on conversion of Series E Preferred Stock pursuant to this Section 3.3(e)) that have a Conversion Price per share greater than the consideration per share to be received in a Dilutive Issuance.

               (D) "Investor Rights Agreement" shall mean the Amended and Restated Investor Rights Agreement among the Corporation and certain of its stockholders dated as of May 26, 1998.

               (E) "Participating Investor" shall mean any holder of Diluted Stock who, together with the Affiliates of such holder (regardless of whether such holder actually purchases), agrees to purchase such holder's Pro Rata Share of a Dilutive Issuance on or before the later of (i) the last day of the 30-day period specified in Section 1.8 of the Investor Rights Agreement which is given in connection with a Dilutive Issuance or (ii) such later date which may be approved by the holders of more than 60% of the Diluted Stock (determined on an as-converted basis).

               (F) "Affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with a holder of Diluted Stock.

          (ii) Subject to paragraph (vii) of this Section 3.3(e), each share of Diluted Stock held by a person other than a Participating Investor ("Converted Shares") shall automatically be converted simultaneously with the closing of the Dilutive Issuance into one share of a new series of Preferred Stock pursuant to the terms hereof. The Purchase Price of a new series of Preferred Stock issued on conversion of Series B Preferred or a new series of Preferred Stock issued on conversion of Series B Preferred pursuant to this Section 3.3(e) (a "Series B Preferred Derivative") shall be Five and 50/100 Dollars ($5.50) for the purposes of Section 3.3(a), and the Conversion Price of such new series of Preferred Stock issued on conversion of Series B Preferred or Series B Preferred Derivative, immediately after the date of the Dilutive Issuance shall equal the Conversion Price of the Series B Preferred or Series B Preferred Derivative which was so converted, without giving effect to adjustments arising from such Dilutive Issuance. The Purchase Price of a new series of Preferred Stock issued on conversion of Series C Preferred or a new series of Preferred Stock issued on conversion of Series C Preferred pursuant to this Section 3.3(e) (a "Series C Preferred Derivative") shall be Six and 25/100 Dollars ($6.25), and the Conversion Price of such new series of Preferred Stock issued on conversion of Series C Preferred or Series C Preferred Derivative, immediately after the date of the Dilutive Issuance shall equal the Conversion Price of the Series C Preferred or Series C Preferred Derivative which was so converted, without giving effect to adjustments arising from such Dilutive Issuance. The Purchase Price of a new series of Preferred Stock issued on conversion of Series D Preferred or a new series of Preferred Stock issued on conversion of Series D Preferred pursuant to this Section 3.3(e) (a "Series E Preferred Derivative") shall be Six and 50/1000 Dollars ($6.50), and the Conversion Price of such new series of Preferred Stock issued on conversion of Series D Preferred or Series D Preferred Derivative, immediately after the date of the Dilutive Issuance shall equal the Conversion Price of the Series D Preferred or Series D Preferred Derivative which was so converted, without giving effect to adjustments arising from such Dilutive Issuance. The Purchase Price of a new series of Preferred Stock issued on conversion of Series E Preferred or a new series of Preferred Stock issued on conversion of Series E

Preferred pursuant to this Section 3.3(e) (a "Series E Preferred Derivative") shall be Ten Dollars ($10.00), and the Conversion Price of such new series of Preferred Stock issued on conversion of Series E Preferred or Series E Preferred Derivative, immediately after the date of the Dilutive Issuance shall equal the Conversion Price of the Series E Preferred or Series E Preferred Derivative which was so converted, without giving effect to adjustments arising from such Dilutive Issuance. Other than as set forth in this Section 3.3(e)(ii), such new series of Preferred Stock shall have the same rights and preferences as the series of Preferred Stock of the Converted Shares, including the provisions for future adjustment in the Conversion Price in accordance with Section 3.3(d) above, and for further automatic conversion under this Section 3.3(e) if not held by a Participating Investor in a future Dilutive Issuance. In the event that Series B Preferred is Diluted Stock and no shares of Series B Preferred have previously been converted under this Section 3.3(e)(ii) then each Converted Share shall automatically be converted into one share of Series BB Preferred, which series shall conform to the foregoing terms. In the event that Series C Preferred is Diluted Stock and no shares of Series C Preferred have previously been converted under this Section 3.3(e)(ii) then each Converted Share shall automatically be converted into one share of Series CC Preferred, which series shall also conform to the foregoing terms. In the event that Series D Preferred is Diluted Stock and no shares of Series D Preferred have previously been converted under this Section 3.3(e)(ii) then each Converted Share shall automatically be converted into one share of Series DD Preferred, which series shall also conform to the foregoing terms. In the event that Series E Preferred is Diluted Stock and no shares of Series E Preferred have previously been converted under this Section 3.3(e)(ii), then each Converted Share shall automatically be converted into one share of Series EE Preferred, which series shall also conform to the foregoing terms. After such initial conversion, Converted Shares (whether shares of Series B Preferred, Series BB Preferred, Series C Preferred, Series CC Preferred, Series D Preferred, Series DD Preferred, Series E Preferred, Series EE Preferred or any new series authorized hereafter to effect further conversion under this Section 3.3) shall be converted into shares of new series of Preferred Stock to be authorized in accordance with this Section 3.3(e).

               (iii) The Corporation, the Board of Directors and the holders of the outstanding Preferred Stock and Common Stock shall take all necessary actions to designate such a new series of Preferred Stock to the extent necessary to accomplish the conversions described in this Section 3.3(e), including any amendment to this Restated Certificate of Incorporation.

               (iv) Any shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred which are issuable pursuant to any outstanding right, option, warrant or other convertible security shall remain shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, as the case may be, without regard to whether the holder of such right, option, warrant or other convertible security is a Participating Investor, provided that such shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall become subject to this Section 3.3(e) after issuance thereof.

               (v) Upon the conversion of Diluted Stock as set forth herein, such Converted Shares shall no longer be outstanding on the books of the Corporation and the holder of such Converted Shares shall be treated for all purposes as the record holder on the date of closing of the Dilutive Issuance of the shares of Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred, or, as applicable, such other new series of Preferred Stock authorized in accordance with this Section 3.3(e), issued upon conversion of such outstanding shares of Diluted Stock.

               (vi) Until the first Dilutive Issuance in which there are Converted Shares, the Corporation shall reserve and keep available (i) out of its authorized but unissued Series BB Preferred such number of shares of Series BB Preferred as shall from time to time be sufficient to effect conversion of all outstanding shares of Series B Preferred, (ii) out of its authorized but unissued Series CC Preferred such number of shares of Series CC Preferred as shall from time to time be sufficient to effect conversion of all outstanding shares of Series C Preferred,
(iii) out of its authorized but unissued Series DD Preferred such number of shares of Series DD Preferred as shall from time to time be sufficient to effect conversion of all outstanding shares of Series D Preferred and (iv) out of its authorized but unissued Series EE Preferred such number of shares of Series EE Preferred as shall from time to time be sufficient to effect conversion of all of the outstanding shares of Series E Preferred. The Corporation shall not in any event, issue any shares of Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred except as provided in this Section 3.3(e).

               (vii) The provisions of this Section 3.3(e) shall not apply in the event that (A) the holders of Diluted Stock are not entitled to purchase their Pro Rata Share of the Dilutive Issuance under the provisions of Section 1.8(b) of the Investor Rights Agreement, or terms substantially similar to such provisions, or (B) the Corporation shall fail to comply with its obligation to offer and sell such New Securities (as defined in the Investor Rights Agreement) in accordance with such provisions or terms.

          (f)  No Impairment.  The Corporation will not, by amendment of its
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (g)  Certificate as to Adjustments. Upon the occurrence of each
               -----------------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 3.3 and upon any conversion of shares of Preferred Stock under Section 3.3(e), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based; provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, readjustment or conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of any series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Preferred Stock.

          (h)  Notices of Record Date.  In the event of (i) any taking by the
               ----------------------
Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (i)  Common Stock Reserved.  The Corporation shall reserve and keep
               ---------------------
available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock (provided, however, that the Corporation shall not be obligated to reserve any shares of Common Stock for issuance on conversion of the Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred until shares of Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred are issued and outstanding in accordance with
Section 3.3(e)).

     Section 3.4.  Redemption.
                   ----------

          (a) There shall be a three year period of redemption (the "Redemption Period") for each share of Preferred Stock commencing on [January 1, 2001]. On the commencement date of the Redemption Period and on the first and second anniversaries thereof (each, a "Redemption Date"), the Corporation shall offer to each holder of shares of Preferred Stock to redeem shares of Preferred Stock having a Redemption Price (as defined below) equal to thirty-three and one third percent (33-1/3%), fifty percent (50%), and one hundred percent (100%), respectively, of the Redemption Price of the total number of shares of Preferred Stock held by such holder on such Redemption Date. The Preferred Stock shall be redeemed by the Corporation paying cash, out of funds legally available therefor, an amount equal to (the "Redemption Price") the Purchase Price of such series of Preferred Stock (as defined in Section 3.3(a) above), plus in each case, all accrued but unpaid dividends payable in accordance with Section 3.6 on each such share of Preferred Stock tendered for redemption. Should the Corporation not have sufficient funds legally available for redeeming all shares to be redeemed on any Redemption Date, the Corporation shall redeem a pro rata portion (based on the aggregate Redemption Price held by each holder requesting redemption) of each holder's shares of Preferred Stock who has requested redemption out of funds legally available therefor and shall redeem the remaining shares requested to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The Corporation shall offer to redeem shares of Preferred Stock by giving written notice thereof to each holder of shares of Preferred Stock, which notice shall state the aggregate Redemption Price for Preferred Stock to be redeemed by such holder and shall specify a Redemption Date not less than forty-five (45) days nor more than sixty
(60) days after the date of such written notice. Any holder of shares of Preferred Stock to be redeemed may redeem all or part of such shares by giving written notice thereof to the Corporation, no less than fifteen (15) days prior to the Redemption Date specified in the Corporation's written offer of redemption, which notice shall specify the number of shares of each series of Preferred Stock which such holder wishes to redeem, and by surrendering to the Corporation on or before the redemption date the share certificates for the number of shares of Preferred Stock to be redeemed in accordance with such notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall be issued for the unredeemed shares as promptly as possible. Notwithstanding the foregoing, the holders of sixty percent (60%) or more of the Preferred Stock shall have the right to postpone for a specified period of time or waive such rights of redemption of all holders by written notice to the Corporation and to all such holders.

          (b) The Redemption Prices set forth in this Section 3.4 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock.

     Section 3.5.  Voting Rights.
                   -------------

          (a) The holders of shares of Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to a stockholder for a vote, as though the Common Stock and the Preferred Stock constituted a single class of stock, except with respect to those matters on which the Delaware Corporation Law requires that a vote must be by a separate class or classes or by separate series, as to which each such class or series shall have the right to vote in accordance with such law, and except as provided in Section 3.5(b), on the following basis: holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder is then convertible.

          (b) (i) If any of the events described in Section 3 of the Investor Rights Agreement, as defined in Section 3.3(e)(i)(D), (the terms of which are deemed incorporated by reference) occur, then the holders of Preferred Stock shall, upon notice from holders of at least fifty percent (50%) of the outstanding shares of Preferred Stock, have, in each instance, the right to call a special meeting of stockholders of the Corporation at which the holders of the Preferred Stock represented in person or by proxy at such meeting shall have the right to elect a sufficient number of directors to the Board of Directors of the Corporation so that the representatives of the Preferred Stock on the Board of Directors (the "Preferred Directors") represent a majority of the Board. The number of the members of the Board of Directors shall accordingly be increased at the meeting and the Preferred Directors shall seek to expeditiously correct or nullify the action giving rise to their election (the "Initiating Action"), at which time any director who shall have been newly elected pursuant to this
Section 3.5 shall (so long as no other Initiating Action shall have occurred and be continuing) resign or be subject to removal by all of the stockholders of the Corporation. The contingent rights of the holders of Preferred Stock under this
Section 3.5 shall thereupon cease and expire, subject to renewal from time to time upon the same terms and conditions contained in this Section and the number of the members of the Board of Directors shall be accordingly reduced.

               (ii) Any director who shall have been elected by holders of Preferred Stock (or by any director so elected) pursuant to this Section 3.5, may be removed at any time prior to correction or nullification of the Initiating Action, either with or without cause, by, and only by, the affirmative votes of the holders of a majority of the outstanding shares of Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such period by the holders of Preferred Stock, present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the Corporation to replace a director elected by holders of Preferred Stock pursuant to this
Section 3.5, or elected by a director as in this sentence provided, and who dies, resigns, or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be elected by the remaining directors theretofore elected by the holders of Preferred Stock.

          (c) The holders of Preferred Stock and the holders of Common Stock shall be entitled to vote upon the election of directors in accordance with the Amended and Restated Shareholders Agreement dated as of May 26, 1998, as it may be amended from time to time.

     Section 3.6.  Dividend Rights.
                   ---------------

          (a) The holders of the then outstanding shares of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.1544 per share. Such dividends shall commence to accrue on a quarterly basis after the first calendar quarter when the corporation's net after-tax income, calculated in accordance with generally accepted accounting principles, exceeds $100,360. Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and after such calendar quarter.

          (b) The holders of the then outstanding shares of Series B Preferred and Series BB Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.44 per share. Such dividends shall commence to accrue after the first calendar quarter when the Corporation's net after-tax income, calculated in accordance with generally accepted accounting principles, exceeds $500,000. Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and after such calendar quarter.

          (c) The holders of the then outstanding shares of Series C Preferred and Series CC Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.50 per share. Such dividends shall commence to accrue after the first calendar quarter when the Corporation's net after-tax income, calculated in accordance with generally accepted accounting principles, exceeds $500,000. Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and after such calendar quarter.

          (d) The holders of the then outstanding shares of Series D Preferred and Series DD Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.52 per share. Such dividends shall commence to accrue after the first calendar quarter when the Corporation's net after-tax income, calculated in accordance with generally accepted accounting principles, exceeds $500,000. Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and after such calendar quarter.

          (e) The holders of the then outstanding shares of Series E Preferred and Series EE Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.80 per share. Such dividends shall commence to accrue after the first calendar quarter when the Corporation's net after-tax income, calculated in accordance with generally accepted accounting principles, exceeds $500,000. Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and after such calendar quarter.

          (f) The dividends provided for in clauses (a), (b), (c), (d) and (e) of this Section 3.6 shall be payable on liquidation, conversion and redemption in accordance with Sections 3.2, 3.3 and 3.4 hereof. In the event that the Board of Directors declares and/or pays such dividends other than in such events, it shall do so on a pari passu basis among each series of Preferred Stock, pro rata, based on the aggregate amount of dividends accrued to each holder of Preferred Stock on the date of such declaration (or, if the Board makes no declaration, on the date of payment).

          (g)  In addition to the cumulative dividends described in paragraphs
(a), (b), (c), (d) and (e) above, the holders of outstanding Preferred Stock shall be entitled to receive a dividend (determined on the basis of the number of shares of Common Stock into which a share of Preferred Stock is then convertible) equal to any dividend paid on Common Stock.

     Section 3.7.  Covenants.  In addition to Section 3.5 and any vote which any
                   ---------
series of Preferred Stock may have under Delaware law, so long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than sixty percent (60%) of such outstanding shares of Preferred Stock:

          (a) amend or repeal any provision of, or add any provision to, the Corporation's Restated Certificate of Incorporation or By-Laws if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock generally;

          (b) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

          (c) pay or declare any dividend or distribution on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries, if any, or otherwise, of any shares of Common Stock or Preferred Stock except from officers, directors or employees of or consultants to the Corporation upon termination of employment, except as required by the Corporation's Restated Certificate of Incorporation and except as pursuant to the Corporation's rights of first refusal as set forth in the Corporation's Bylaws;

          (d) create or issue any other class or classes of stock or series of Preferred Stock (other than pursuant to Section 3.3(e)) having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock; or

          (e) authorize (i) any merger or consolidation of the Corporation with or into any other corporation or entity (except into or with a wholly-owned subsidiary with the requisite shareholder approval), (ii) the sale of all or substantially all of the assets of the Corporation or (iii) the liquidation or reorganization of the Corporation; unless, upon the consummation of any such event, each holder of the Corporation's Preferred Stock will receive proceeds (consisting of cash and/or publicly traded securities) per share equal to at least $9.65 (as adjusted for stock splits, stock dividends, distributions, subdivisions and similar events).

     Section 3.8.  Converted, Redeemed or Otherwise Acquired Shares.  Any share
                   ------------------------------------------------
of Preferred Stock that is converted under Section 3.3, redeemed under Section
3.5 or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

     Section 3.9.  Residual Rights.  All rights accruing to the outstanding
                   ---------------
shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.


     FIFTH.  The Corporation is to have perpetual existence.

     SIXTH. The Board of Directors is authorized to adopt, amend or repeal the by-laws of the Corporation.

     SEVENTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     EIGHTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of (S)291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provision of (S)279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     NINTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

     The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     No amendment or repeal of this Article shall deprive any person of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     TENTH. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     This Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State

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

of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

Signed this 26th day of May, 1998.



                                                  /s/ Malcolm Morville
                                                  --------------------------
                                                  Malcolm Morville, President


Attest:


/s/ Lynnette C. Fallon
---------------------------------
Lynnette C. Fallon, Secretary

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